SECOND AMENDMENT OF DEVELOPMENT AGREEMENT

THIS SECOND AMENDMENT OF DEVELOPMENT AGREEMENT is effective as of November 12, 2007, between Fuel Frontiers, Inc., a Nevada corporation and Kentucky Fuel Associates, Inc., a Kentucky corporation, collectively known as (the “Parties”)

WHEREAS, the Parties mutually agree to amend the Development Agreement first entered into between the Parties on July 30, 2007:

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties hereby agree that the Development Agreement be and the same hereby is amended as follows:

1. Paragraph 2(C) of the Development Agreement is hereby amended and restated in its entirety as follows:

“2. C. In consideration for each site located by KFA pursuant to the terms of this Agreement, and accepted by FFI for development, FFI agrees to pay KFA (7%) of the net pre-tax income of each CTL fuel production facility identified by KFA and developed by FFI for the entire lifetime of each production facility, to be distributed on a quarterly basis, within 30 business days of FFI and/or its parent company Nuclear Solutions, Inc.’s quarterly SEC filing. The computation of the quarterly net income shall be in accordance with GAAP accounting standards.”

The Parties each hereby represents and warrants that they have full right, power and authority to enter into this Agreement and that the respective persons executing this Agreement are duly authorized to do so.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement the day and year first above written.

Dated this 12th day of November, 2007.

FUEL FRONTIERS, INC.	KENTUCKY FUEL ASSOCIATES, INC.

Patrick Herda /s/	Garry Sparks /s/

By: Patrick Herda	By: Garry Sparks
Title: Chairman & CEO	Title: President